ASSET PURCHASE AGREEMENT
          AGREEMENT, dated as of July 2, 1996, by and among CUSA
Technologies, Inc., a Nevada corporation ("CTI"), the corporations listed on Schedule A hereto, each of which is a subsidiary of CTI (the
"Subsidiaries," and, together with CTI, the "Sellers"), Physician
Computer Network, Inc., a New Jersey corporation ("PCN"), and PCN
Services Corp., a Delaware corporation and a wholly-owned subsidiary of PCN (the "Purchaser").

                           BACKGROUND

          The Sellers are engaged in the business of: (i) providing physicians, hospitals, medical clinics and other facilities providing medical services (collectively, "Medical Providers") with practice management software systems and providing maintenance and support for such systems (such business, excluding the CarePoint Business (as hereinafter defined), referred to herein as the "Medical Business"); and
(ii) selling or licensing software packages which provide such applications as payroll, accounts payable, general ledger, billing, accounts receivable management, job scheduling, invoicing and inventory management to the following industries: construction, timber, fuel oil, building supply, materials management and publishing, and providing maintenance and support for such businesses (the "Commercial Business" and, together with the Medical Business, the "Business"). The Sellers desire to sell and the Purchaser desires to purchase the assets of the Business as a going concern on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.   PURCHASE AND SALE OF ASSETS

          1.1. Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell, convey, transfer, deliver and assign to the Purchaser, and the Purchaser agrees to purchase, on the date hereof ("Closing Date"), all of the tang-ible and intangible assets, rights, interests and properties of every kind and nature, wherever located and by whomever possessed, used, useable or intended to be used by the Sellers (or any of them) in the conduct of the Business (as currently or previously conducted)(the "Assets") (other than Retained Assets (as defined in Section 1.2 hereof)), including, without limitation, all of the following as the same may exist on the Closing Date:

               (a) the Business as a going concern and the goodwill pertaining thereto;

               (b)  all customer lists utilized in the Business;

               (c) all rights of the Sellers (or any of them), their successors and assigns under all contracts and agreements to the extent relating to the Business, including, without limitation, all service, development, maintenance and support agreements and like agreements between any one or more of the Sellers and any licensee, sublicensee or user ("End-Users") of the products or services of the Business (collectively, the "End-User Agreements") and, to the extent transferable, all confidentiality, secrecy, non-competition or similar agreements between any one or more of the Sellers and any person (including, without limitation, any employee of the Sellers) to the extent relating to the Business or the Assets (the "Confidentiality Agreements");

               (d) all source-codes, object-codes, manuals and other documentation and materials (whether or not in written form) and all versions thereof, together with all other patents, licenses, trademarks, service marks, tradenames (whether registered or unregistered), copyrights, proprietary computer software, proprietary inventions, proprietary technology, technical information, discoveries, designs, proprietary rights and non-public information, whether or not patentable, in each case used or usable in the conduct of the Business as now conducted by the Sellers (collectively, the "Intellectual Property"), including, without limitation, all Intellectual Property listed on
Schedule 1.1.(d) hereto;

               (e) all accounts and other receivables of any one or more of the Sellers related to the Business (the "Account Receivables");

               (f) all items of inventory of the Sellers relating to the Business, including, without limitation, all computer hardware products, peripherals, supplies (including, without limitation, packaging and shipping material) used in connection with the Business, work-in-progress and finished goods and (collectively, the "Inventory") including, without limitation, the Inventory listed on the Schedule 1.1(f) hereto;

               (g) all items of equipment, machinery, furniture or fixtures listed on Schedule 1.1(g) hereto (the "Equipment");

               (h) the Sellers' rights under the equipment leases described on Schedule 1.1(h) hereto (the "Equipment Leases");

               (i) copies of all books of account, records, files, invoices, customer lists, supplier lists, designs, drawings, business records and plans, computer print-outs and software, plans and specifications, warranties, trade correspondence, sales or promotional literature, operating data and other books and records related to the Business, including, without limitation, those required to be kept under applicable law, and other data or information associated with, used or employed in connection with the Business (all of which are collectively referred to hereinafter as "Books and Records");

               (j) the right to receive mail and other communications regarding the Business addressed to any of the Sellers (including, without limitation, mail and communications from End-Users, customers, suppliers, distributors, agents and others);

               (k) all creative materials (including, without limitation, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials related primarily to the Business, its products or services;

               (l) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature related to the Business, except to the extent related to the Retained Liabilities; and

               (m) all other tangible or intangible, personal or mixed property of any of the Sellers related primarily to the Business or otherwise reasonably required for the operation of the Business, in each case, to the extent it is not included in the Retained Assets.

                    For purposes of this Agreement, the term "Affili-ate" shall mean any entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with any other entity or, in the case of an individual, any spouse or child sharing the same residence. For purposes of this definition, "control" of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

          1.2. Retained Assets. Notwithstanding the foregoing, the following properties, assets, rights and interests of any of the Sellers (the "Retained Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Assets:

               (a)  the Sellers' rights under this Agreement;

               (b) all assets of any of the Sellers relating to the "Credit Union Business" (as described on Schedule 1.2(b)(i) hereto); "Rental Business" (as described on Schedule 1.2(b)(ii) hereto); and "CarePoint Business" (as described on Schedule 1.2(b)(iii) hereto) (collectively, the "Retained Businesses"), in each case, to the extent not specifically covered by Sections 1.1(c), (d), (e), (f), (g), (h) or
(i) above;

               (c) all cash, cash equivalents and marketable securities of the Sellers; and

               (d) all other assets described on Schedule 1.2(d) hereto.

          1.3. Instruments of Transfer.  On the Closing Date, the
Sellers will deliver to the Purchaser, or will cause to be delivered to the Purchaser, duly executed instruments of transfer and assignment in form and substance reasonably satisfactory to the Purchaser and its counsel, sufficient to vest in the Purchaser good and valid title to, and all of the Sellers' right, title and interest in and to, the Assets, including, without limitation, one or more of each of the following:

               (a)  a bill of sale;

               (b) an instrument of transfer and assignment of the Intellectual Property;

               (c) assignments of all of the Sellers' rights under all contracts, licenses, and similar instruments which are included in the Assets, including, without limitation, the End-User Agreements;

               (d) such other instruments of transfer and assignment as may be necessary to transfer and assign the Assets to the Purchaser.

          1.4. Delivery of Possession. At the Closing, the Sellers will deliver possession to the Purchaser of the Assets, at the locations where, in the ordinary course of business, such are usually and customarily located, together with all the Books and Records.

          1.5. Consents to Assignment. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey or transfer any concession, claim, contract, license, lease, commitment, sales order, or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser or the Sellers thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect the Sellers' rights thereunder so that the Purchaser would not in fact receive all such rights, the Sellers shall cooperate in any arrangement the Purchaser may at its option reasonably request in writing to provide for the Purchaser the benefits under any such concession, claim, contract, li-cense, lease, commitment or order, including enforcement for the benefit of the Purchaser of any and all rights of the Sellers with respect to the Business against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; and any transfer or assignment of any property, property right, contract or agreement which shall require the consent or approval of any other party, and the Purchaser's assumption of the Sellers' obligations thereunder in accordance with Section 3.1 hereof, shall be made subject to such consent or approval being obtained; provided, however, that nothing contained in this Section 1.5 shall relieve the Sellers of any obligation provided for elsewhere in this Agreement to obtain any such consents or approvals or shall affect the liability, if any, of the Sellers, and the rights, if any, of the Purchaser, pursuant to this Agreement, for the failure of the Sellers to have disclosed the need for, and failing to obtain, any such consents or approvals.

          1.6. Collection of Accounts Receivable; Right of Endorsement. From and after the Closing Date, the Sellers shall each: (i) instruct all account debtors of any Accounts Receivable or other accounts receivable created by the Purchaser following the Closing with respect to the Business (together with the Accounts Receivable, the "Purchaser Receivables") to forward all checks or other forms of payment on account of any Purchaser Receivable (each a "Payment") directly to the Purchaser; and (ii) shall promptly deliver to the Purchaser all Payments received by any of the Sellers. After the Closing Date, at the Purchaser's request, the Sellers shall endorse over to the Purchaser, without recourse, any Payment (including, without limitation, any check or other evidence of indebtedness) received by the Purchaser or the Sellers on account of any Asset transferred by the Sellers pursuant to the terms hereof, which check or other evidence of indebtedness has the name of any one or more of the Sellers as the payee thereof. PCN and the Purchaser shall have the right and authority to endorse, without recourse, any Payment received by PCN or the Purchaser in account of any Purchaser Receivable. For the period of 180 days following the Closing Date, upon no less than two (2) business days notice, PCN shall have the right to examine and review all books and records of the Sellers which, prior to the Closing, recorded accounts receivable of the Business, as well as accounts receivable of the Retained Businesses, in order to verify the collection of the Accounts Receivable.

2.   PURCHASE PRICE

          2.1. Consideration. The aggregate purchase price to be paid by the Purchaser in full consideration for the Assets shall be as follows (collectively, the "Purchase Price"):

               (a) $4,500,000 in cash (the "First Cash Payment"), receipt of which is hereby acknowledged by CTI;

               (b) the forgiveness by PCN of all of CTI's obligations (including, without limitation, all principal and interest) under the promissory note in the principal amount of $1,500,000 issued by CTI to the PCN on June 13, 1996 (the "CTI Note"), which obligations are hereby forgiven by PCN and receipt of the CTI Note, marked canceled, is hereby acknowledged by CTI;

               (c) $3,150,000 in cash (the "Second Cash Payment") payable by the Purchaser within five (5) business days following the receipt by PCN of the Audited Financial Statements (as defined in Section 7.2 hereof);

               (d) $750,000 in cash (the "Third Cash Payment") payable by the Purchaser within five (5) business days following the later of:
(x) the date on which PCN receives the Audited Financial Statements; and
(y) the date on which the PCN receives the Accounts Receivable Report and the Deferred Revenue Report (each as defined in Section 7.3 below); provided, however, that the Third Cash Payment shall be subject to adjustment as provided in Section 2.2 below;

               (e) the forgiveness by PCN and Versyss, Incorporated, a wholly-owned subsidiary of PCN ("Versyss"), of: (x) all amounts due and owing to PCN or Versyss by the Sellers (or any of their Affiliates) through May 31, 1996 which are shown on Schedule 2.1(e)(i) hereto; and
(y) all amounts due and owing to PCN or Versyss by any of the Sellers in connection with software or hardware purchased by any of the Sellers from PCN or Versyss related to the Business from May 31, 1996 through the Closing Date shown on Schedule 2.1(e)(ii) hereto (the "Recent Payable");

               (f) the assumption by the Purchaser at the Closing of the Assumed Liabilities (as hereinafter defined) as provided in Section required by the regulations under Section 1060 of the Internal Revenue Code of 1986, as amended ("Code").

3.   ASSUMPTION OF LIABILITIES

          3.1. Assumption. Upon transfer of the Assets on the Closing Date, and subject to Section 3.2 hereof, the Purchaser will assume (and hereby does assume) and thereafter pay, perform and discharge, when due, to the extent not paid, performed or discharged by the Sellers on or before the Closing Date, the Assumed Liabilities. As used herein, the term "Assumed Liabilities" shall mean, collectively: (i) all of the liabilities and obligations of the Sellers (or any of them) arising in the ordinary course of business related to or arising under the End-User Agreements listed on Schedule 3.1(i) hereto from and after the Closing Date for which deferred maintenance liability has been properly recorded on the Sellers' books (the "Deferred Revenue Account") or for which a Deferred Revenue Account Adjustment is made pursuant to Section 2.2 above; (ii) the obligations of Benchmark Systems of VA, Inc. ("Benchmark") arising from and after the Closing Date under the real property lease for the premises located in Mechanicsville, Virginia (the "Virginia Lease")(subject to Section 7.15 below); (iii) the Sellers' obligations for severance pay, accrued vacation and/or sick time of any employee of the Sellers who is offered employment by, and accepts employment with, the Purchaser or PCN, within five (5) business days following the Closing; and (iv) the Sellers' obligations arising from and after the Closing Date under the Equipment Leases.

          Nothing contained in this Section 3.1 is intended to, or shall be construed so as to create any third party beneficiaries of this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto, including, without limitation, any employee of any of the Sellers. Without in any way limiting the foregoing, it is not the intention of either the Purchaser or the Sellers that the assumption by the Purchaser of the Assumed Liabilities shall in any way enlarge the rights of third parties under contracts or arrangements with the Purchaser or the Sellers. Nothing contained herein shall prevent the Purchaser from contesting in good faith any of the Assumed Liabilities with any third party.

          3.2. Limitations on Assumption. Any other provision of this Agreement to the contrary notwithstanding, none of PCN, the Purchaser or any of their respective Affiliates will or does assume any liability or obligation of the Sellers not expressly assumed pursuant to Section 3.1 hereto (all liabilities and obligations not so assumed collectively referred to hereinafter as the "Retained Liabilities"). Without limiting the generality of the foregoing, Retained Liabilities shall include, without limitation, the following:

               (a) liabilities of or claims against any one or more of the Sellers arising out of any action, suit, proceeding, arbitration, investigation, or hearing or notice of hearing arising out of, or relating to, in any manner, the business or operations of any one or more of the Sellers, the Business or the Assets before the Closing Date;

               (b) liabilities or obligations arising from any breach, or from any fact or transaction involving a breach, of a covenant, agreement, representation or warranty contained herein or arising from, out of, or in connection with, the transactions pursuant to this Agreement;

               (c) liabilities or obligations arising from any breach occurring before the Closing of a covenant, agreement, representation or warranty contained in any End-User Agreement (including, without limitation, the failure of any of the Sellers to provide any services called for thereunder);

               (d) liabilities or obligations arising from or related to any breach by any one or more of the Sellers occurring on, before or after the Closing, or from any fact or transaction involving a breach occurring on, before or after the Closing, of a covenant, agreement, representation or warranty contained in any agreement which is (x) related to the Business but is not an End-User Agreement, an Equipment Lease or the Virginia Lease or (y) not related to the Business;

               (e) liabilities or obligations arising from or related to the failure of any one or more of the Sellers to obtain any consent or provide any notice required for or in connection with the transfer and assignment by any one or more of the Sellers to the Purchaser of the Sellers' rights under or the assumption by Purchaser of any of the obligations of Sellers under any contract or agreement included in the Assets, including, without limitation, any End-User Agreement and the Virginia Lease;

               (f) liabilities or obligations incurred as a result of activities of any of the Sellers after the Closing Date;

               (g) liabilities or obligations of any of the Sellers not related to the Business;

               (h) liabilities or obligations in respect of or arising out of: (i) services performed or rendered (or services which any of the Sellers agreed to perform or render but which it failed to perform or render in a timely fashion) by any of the Sellers or any Affiliate of any of the Sellers; or (ii) reliance upon any express or implied representation or warranty made with respect thereto;

               (i) liabilities or obligations involving the payment of any domestic (federal, state or local) or foreign taxes, which are due or shall become due as a result of the operation of the Business through the Closing Date; or

               (j) liabilities or obligations of any one or more of the Sellers arising under any employment agreement between any employee and any one or more of the Sellers, including, without limitation, any severance payment payable by any Seller thereunder (which obligation shall, notwithstanding Section 3.1(iii) above, constitute a Retained Liability whether or not any such employee accepts employment with PCN or the Purchaser at or following the Closing); or

               (k) liabilities or obligations of any of the Sellers to any of its employees or former employees, including, without limitation, with respect to any accrued compensation, benefits, severance, vacations and/or sick days, except as specifically provided in Section 3.1(iii) above.

          3.3. Right of Enforcement and Settlement. (a) From and after the Closing Date, the Purchaser will have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. The Sellers will notify the Purchaser promptly of any claim made with respect to any such Assumed Liabilities and will not, except with the Purchaser's prior written consent, volun-tarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to any such Assumed Liabilities. The Sellers will cooperate with the Purchaser in any reasonable manner requested by the Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities. Without in any way limiting the Purchaser's rights under this Agreement, in the event that the Sellers shall pay, settle or offer to settle, or consent to any compromise or admit liability with respect to any Assumed Liability in violation of this Section 3.3, the Purchaser may, at its option, return such liability to the Sellers.

               (b) Without limiting anything contained in Section 8.1 hereof, in the event that PCN or the Purchaser, on the one hand, or any of the Sellers, on the other hand, become aware of any claim by any End User made with respect to any Retained Liability, each party shall promptly notify the other party. PCN and the Purchaser shall cooperate with the Sellers in any reasonable manner (in each case consistent with PCN's business practices with respect to End-Users and subject to PCN's available resources) requested by the Sellers in connection with any negotiations or proceedings involving any such claim. Without limiting the foregoing, with respect to (A) any such claim relating to (x) a breach or alleged breach occurring before the Closing of any obligation of any of the Sellers under an End User Agreement or (y) liabilities or obligations in respect of any services performed or rendered (or services which any of the Sellers agreed (or allegedly agreed) to perform or rendered but which it failed (or allegedly failed) to perform or render in a timely fashion) by any one or more of the Sellers or any express or implied warranty with respect thereto (each an "Asserted End User Claim") or (B) any obligation to any End-User constituting a Retained Liability to the extent such liability relates to an End-User Agreement but is not included in the Deferred Revenue Account ("Retainer Services"). PCN or the Purchaser, as the case may be, shall, on behalf of the Sellers, provide such services (including providing additional or alternate hardware or software) to the End User asserting the Asserted End User Claim or the End-User with respect to which the Retained Services relate, in each case, as may be reasonably requested by the Sellers (in each case consistent with PCN's customary business practices with respect to End Users and subject to PCN's available resources) in order to remedy and settle such Asserted End User Claim ("Requested Remedial Services"); provided, however, that, without the prior consent of PCN, neither PCN nor any of its Affiliates shall be required to provide any End User with an alternate practice management product. For any Requested Remedial Services, the Sellers shall pay to PCN an amount equal to (A) all actual costs incurred by any one or more of PCN and its Affiliates in providing the such services (including, without limitation, (x) the cost to PCN of any equipment, supplies or other items (including the costs of the shipping and handling thereof) provided by PCN to the End User in connection therewith (y) travel costs incurred by PCN in connection therewith and (z) to the extent PCN utilizes third party contractors to perform any of the services, the amounts payable by PCN to third party contractors for providing such services) and (B) the amount reasonably necessary to reimburse PCN for the amount of time devoted by PCN employees to performing such services, which amount referred to in this clause (B) shall be calculated at a rate equal to 70% of PCN's then published hourly rates for software support and service, hardware support and service, training, programming and the like (the amounts referred to in clauses (A) and (B) above are referred collectively hereinafter as the "Remedial Costs").

          (c) In the event that, in the exercise of its reasonable business judgement, PCN determines that certain services (including providing additional or alternate hardware or software) should be provided to an End User in order to remedy or settle an Asserted End User Claim ("Suggested Remedial Services"), PCN shall provide CTI with written notice thereof. In the event that, within ten (10) business days following receipt of such notice CTI has not responded to PCN's suggestions contained therein, CTI shall be deemed to have consented to PCN providing the End User in question with the Suggested Remedial Services for which the Sellers shall pay to PCN any amount equal to the Remedial Costs therefor.


          (d) Anything contained in this Section 3 to the contrary notwithstanding, the Purchaser shall assume and take full responsibility for performing and satisfying any Asserted End User Claim, and shall not look to the Sellers for reimbursement of any Remedial Costs incurred by PCN or the Purchaser in connection therewith, so long as such Asserted End User Claim (x) is asserted by the applicable End User on or after January 1, 1998, and (y) does not relate, in whole or in part, to any Asserted End User Claim asserted prior to such date.

4.   CLOSING

          The closing of the transactions to be effected hereunder (the "Closing") will be held at the offices of Prince, Yeates & Geldzahler, 175 East Fourth South, Salt Lake City, Utah 84111, on the date of this Agreement.

5.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          CTI and each Subsidiary hereby jointly and severally represent and warrant to and agree with PCN and the Purchaser as follows:

          5.1. Existence and Authority. CTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation listed next to each Subsidiary's name on Schedule A hereto. CTI and each Subsidiary is authorized or licensed to do business in each jurisdiction in which the character and location of its assets or the nature of its business makes such qualification necessary, except to the extent that the failure to so qualify would not have a material adverse effect on CTI, any one or more of the Subsidiaries or the Business. CTI and each Subsidiary has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and has all requisite power and authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as it is presently being conducted. Since its formation, except as set forth on Schedule 5.1 hereto, the name of CTI has been "CUSA Technologies, Inc." and it has neither used nor done business under any other name in any jurisdiction. Except as set forth on Schedule 5.1, each of the Subsidiaries is a wholly-owned subsidiary of CTI.

          5.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Documents (as hereinafter defined) by each of the Sellers, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action. This Agreement and the applicable Ancillary Documents have been duly and validly executed and delivered by each of the Sellers. This Agreement and the applicable Ancillary Documents constitute valid and binding obligations of each of the Sellers, each enforceable in accordance with its terms.

          5.3.  Effect of Agreement, Etc.  Except as set forth on
Schedule 5.3 hereto, the execution, delivery and performance of this Agreement and the applicable Ancillary Documents by each of the Sellers and consummation by each of the Sellers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice and the lapse of time, or both: (a) violate any provision of law, statute, rule, regulation or executive order to which any of the Sellers, the Business or the Assets is subject; (b) violate any judgment, order, writ or decree of any court to which any of the Sellers, the Business or the Assets is subject; or (c) result in the breach of or conflict with any material term, covenant, condition or provision of, result in or permit any other party to cause the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any partnership agreement, corporate charter or by-laws, commitment, lease, mortgage, contract or other agreement or instrument (including, without limitation, any of the End-User Agreements) to which any of the Sellers is a party or by which any of the Assets are bound or affected or from which the Business derives benefit.

          5.4. Restrictions; Burdensome Agreements. Except as set forth on Schedule 5.4 hereto, no Seller is a party to any contract, com-mitment or agreement, nor are any of the Sellers or any of the Assets subject to, or bound by, any order, judgment, decree, law, statute, ordi-nance, rule, regulation or other restriction of any kind or character, which: (a) would prevent any of the Sellers from entering into this Agreement or from consummating the transactions contemplated hereby; or
(b) would materially and adversely, or, to the Sellers' knowledge, in the future may materially and adversely, affect the Business or Assets.

          5.5. Governmental and Other Consents. No consent, autho-rization or approval of, or exemption by or filing with, any foreign or domestic governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by any of the Sellers of this Agreement or the applicable Ancillary Documents or the taking of any action herein or therein contemplated.

          5.6. Financial Statements. The Sellers have delivered to the Purchaser, and included as Schedule 5.6 hereto is a true, copy of: (i) the unaudited balance sheet of the Business dated as of March 31, 1996 and the related unaudited statement of operations of the Business for the nine-month period ended March 31, 1996 (the "Unaudited Financial Statement"); and (ii) monthly statements of the Business' revenues for each of April and May 1996. The Unaudited Financial Statements: (x) are in accordance with the books and records of the Sellers, fairly present the financial condition of the Business for the periods indicated and were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"); and (y) will be consistent in all material respects with the Audited Financial Statements delivered to PCN pursuant to Section 7.2 hereof (subject to customary audit adjustments).

          5.7. Absence of Certain Changes or Events.   Except as set
forth on Schedule 5.7 hereto, since March 31, 1996 the Sellers have not:
(i) suffered any material adverse change in, or the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on the Business' condition (financial or otherwise), results of operations, properties or business; (provided, however, that PCN and the Purchaser acknowledge that the Business has been operating at a loss); (ii) incurred damage to or destruction of any of the Assets by casualty, whether or not covered by insurance, or suffered or became subject to any pending or threatened condemnation of property; (iii) incurred any material obligations or liabilities (fixed or contingent) with respect to the Business except (A) in the ordinary course of business, none of which were entered into for an inadequate consideration, (B) obligations and liabilities under the Commitments (as hereinafter defined) to the extent required thereby, and (C) obligations and liabilities under this Agreement; (iv) made any change in the nature of the Business; (vi) mortgaged, pledged, assigned, hypothecated or subjected to lien or any other encumbrance any of the Assets; (vii) sold, transferred or leased any of the Assets, except in each case in the ordinary course of busi-ness and consistent with past practice; (viii) sold, assigned, trans-ferred, or granted any rights under or with respect to, any of its licenses, agreements, patents, inventions, trademarks, trade names, copy-rights or formulae or with respect to know-how or any other intangible asset in each case to the extent related to the Business and, in each case, other than in the ordinary course of business consistent with past practice; (ix) amended or terminated any of its contracts, agreements, leases or arrangements relating to the Business other than in the ordinary course of business consistent with past practice; (x) waived or released any other rights with respect to the Business having a value in excess of $15,000 in the aggregate; (xi) had work performed which could give rise to mechanics liens with respect to any of the Assets which has not been paid or which payment has not been provided for; or (xii) entered into any other transaction with respect to the Business not in the ordinary course of business.

          5.8. Deferred Revenue Account. Set forth on Schedule 5.8(a) hereto is a true and correct schedule and calculation of the amount of the Deferred Revenue Account as of the date hereof (the "Closing Deferred Revenue Account"). Except as described on Schedule 5.8(a), the only obligations of the Sellers included in the calculation of the Deferred Revenue Account are those related to the liabilities or obligations of one or more of the Sellers to, from and after the Closing Date, pursuant to the terms of the End- User Agreements, provide maintenance and support to End-Users of practice management software or hardware products provided by any one or more of the Sellers to such End-Users in connection with the Business. The Deferred Revenue Account has been calculated in accordance with the procedures set forth on Schedule 5.8(b) hereto.

          5.9. Accounts Receivable. Set forth on Schedule 5.9 hereto is a true, correct and complete schedule (the "Account Receivable Schedule") setting forth: (i) all of the Accounts Receivable as of June 30, 1996; (ii) the aging thereof; and (iii) a description of the reserve booked by the Sellers with respect to the collections of such Accounts Receivable. The Accounts Receivable listed on the Accounts Receivable Schedule have arisen only from bona fide transactions in the ordinary course of business, are properly recorded in the Sellers' books and records. The Sellers have no knowledge and have no reason to believe that, subject to the reserve reflected the Account Receivable Schedule, any of the Accounts Receivable listed on the Account Receivable Schedule are not collectable in the ordinary course of business, consistent with the Sellers' past collection practice.

          5.10. Recent Payables. Attached hereto as Schedule 2.1(e)(ii), is a true, complete and correct description of each Recent Payable. Each Recent Payable: (i) relates to software or hardware purchased by one or more of the Sellers from PCN or Versyss for use in the Business since May 31, 1996; and (ii) in the ordinary course of the Business, the applicable Seller has licensed or sold such software or hardware to an End-User and has appropriately booked an Account Receivable with respect to such license or sale.

          5.11. Title to the Assets; Absence of Liens and Encumbrances, Etc. Except as set forth on Schedule 5.11 hereto: (a) the Sellers have good and valid title to, and own outright, the Assets (including, without limitation, the Intellectual Property) owned by each of them, respectively, free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any nature, whether or not recorded; and
(b) the sale and delivery of the Assets pursuant hereto will vest in the Purchaser good and valid title to the Assets free and clear of all mortgages, claims, liens, charges, encumbrances, leases, subleases, security interests, restrictions on use or transfer, or other defects of any nature. Except as set forth on Schedule 5.11 hereto, all of the leases and other agreements or instruments included as part of the Assets are assignable to the Purchaser without the consent of any third party and shall be assigned by the Sellers to the Purchaser at Closing.

          5.12.  Contracts.

                 5.12.1. Except as set forth on Schedule 5.12 hereto, no Seller, with respect to the Business, is a party to, and none of the Assets are bound by, any:

                 (a) lease agreement (whether as lessor or lessee) relating to real or personal property requiring payments of more than $25,000 on an annualized basis;

                 (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), software, unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, including, without limitation, the Intellectual Property (other than standard licenses of the Business's software products entered into in the ordinary course of business);

               (c) employment, consulting agreement, severance agreements, other agreement regarding employees, directors or agents, including, without limitation, any (x) agreement with any officer or other employee of any one or more of the Sellers, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Sellers of the nature contemplated by this Agreement or (y) agreement or plan, any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, in each case other than agreements entered into at the request of PCN;

               (d) non-competition, non-disclosure, secrecy or confidentiality agreement or similar agreement, including, without limitation, any such agreement with any employee of any one or more of the Sellers;

               (e) agreement or other arrangement pursuant to which any of the Sellers act as a remarketer or reseller of goods or services for another person or entity;

               (f) agreement with any value-added reseller, business partner, distributor, dealer, sales agent or representative with respect to the sale or licensing of the Business' products or services;

               (g) agreement with any manufacturer, supplier or customer with respect to discounts or allowances or extended payment terms either related to the Assumed Liabilities or more than $20,000 on an annualized basis;

               (h)  any original equipment manufacture agreement;

               (i) joint venture or partnership agreement with any other person;

               (j)  agreement for the borrowing or lending of money;

               (k) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another related to the Assumed Liabilities or for an amount of $20,000 or more;

               (l) agreement with any bank, financing company or similar organization which acquires accounts receivable or contracts for the sale of merchandise on credit;

               (m) agreement granting to any person a lien, security interest or mortgage on any asset of any one or more of the Sellers, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

               (n) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditures in excess of $30,000;

               (o) advertising agreement requiring payments of $30,000 or more on an annualized basis;

               (p) agreement which restricts any one or more of the Sellers from conducting the Business anywhere in the world;

               (q)  long-term sale or private brand agreement;

               (r) claims clearing agreement, electronic data interchange agreement, clinical laboratory link or other agreement which permits or relates to the linkage of any of the Business's software products with any other software product or service;

               (s)  source-code escrow agreements;

               (t) agreement regarding any acquisition or disposition of any assets used in the Business by or from any one or more of the Sellers other than in the ordinary course of business containing any currently operative provisions;

               (u) currently operative agreement regarding the settlement of any litigation; or

               (v) other material agreement affecting any one or more of the Sellers or their assets entered into out of the ordinary course of business which are for an amount in excess of $30,000 on an annualized basis or which have a remaining term of one year or more.

          Correct and complete copies of all such agreements, license, leases, contracts, arrangements and other instruments and written amendments thereto (or, where they are oral, true and complete written summaries thereof) required to be shown on Schedule 5.12 (together with each End-User Agreement, collectively referred to herein as the "Commitments"), have been delivered to the Purchaser on or prior to the date hereof.

               5.12.2. Except as set forth on Schedule 5.12.2 hereto, each of the Commitments is valid, in full force and effect and enforceable by the Seller which is a party thereto in accordance with its terms.

               5.12.3. Except as set forth on Schedule 5.12.3, the Sellers have fulfilled, or have taken all action reasonably necessary to have been taken to date to enable each of them to fulfill when due, all of their respective obligations under the Commitments (including, without limitations, the End-User Agreements). Except as indicated on Schedule 5.12.3, there has not occurred any default by any of the Sellers or any event which, with the giving of notice or the lapse of time or both, and/or the election of any person other than the Sellers will become a default, nor, to the knowledge of the Sellers, has there occurred any default by others or any event which, with the lapse of time and/or the election of any of the Sellers, will become a default under any of the Commitments (including, without limitations, the End-User Agreements). Neither the Sellers (or any one of them) nor any other party is in arrears in respect of the performance or satisfaction of any material term or condition to be performed or satisfied by it under any of the Commitments, and, to the best knowledge of the Sellers, no waiver or indulgence has been granted by any of the parties thereto.

               5.12.4. Except as set forth on Schedule 5.12.4, each of the Commitments included in the Assets is assignable by the Sellers to the Purchaser without the consent of the other parties thereto.

               5.12.5. Attached hereto as Schedule 5.12.5(a) are true and correct copies of the Sellers' standard forms of End-User Agreements (the "Standard Agreements"). Except as provided in the Standard Agreements or as described on Schedule 5.12.5(b) hereto, none of the End-User Agreements contain any term or provision which: (i) restricts the Sellers or the Purchaser from assigning its rights and obligations under such agreements; (ii) requires any of the Sellers or the Purchaser to deliver the source-code for any software product with any third party (other than source-code escrow arrangements); (iii) requires any of the Sellers or the Purchaser to provide maintenance, support or other services to any End-User free of charge for any period of time (other than for a period not to exceed 180 days following the installation of a system); (iv) requires any of the Sellers or the Purchaser to provide services for more than a one year period (other than (x) those agreements included in the Due Diligence Binders (as hereinafter defined), (y) pursuant to the Sellers' "Technology Leap Lease Program" or (z) pursuant to an aggregate of 10 additional agreements); (v) guarantees or provides a warranty with respect to the delivery of any service (other than as required under applicable law) or as required under standard service agreements (except for the agreements set forth in the Due Diligence Binders or to the extent that such guarantees and warranties will not result in costs to PCN or the Purchaser of $50,000 or more in the aggregate); (vi) provides for a guaranty by any of the Sellers of any obligation of any End-User to a third party (including without limitation, under any equipment or system lease); (vii) except for agreements set forth in the Due Diligence Binders, requires any Seller or the Purchaser to deliver any materially modification to or materially enhanced functionality for any software product (other than updates and bug-fixes; (viii) requires any of the Sellers or the Purchaser to deliver a new or next generation product (other than updates); (ix) requires any of the Sellers or the Purchaser to provide future discounts or fixed rates on future hardware and/or software purchases by the End-User (except for the agreements included in the Due Diligence Binders or to the extent such discounts or rates will not result in a costs or lost profits to PCN or the Purchaser of $50,000 or more in the aggregate); and (x) prevents or restricts any Seller or the Purchaser from ceasing to provide support for any product after the end of the then current term of the End-User Agreement.

     As used herein, the "Due Diligence Binders" shall mean the velo-bound binders delivered by the Seller to PCN prior to the Closing containing copies of relevant End-Use Agreements and related documents, each of which binders has been initialed by PCN and CTI at the Closing as being the binders in question.

                 5.12.6. The End-User Agreements listed on Schedule 3.1(i) hereto constitute all of the End-User Agreements to which any of the Sellers are a party.

          5.13. Patents, Trademarks, Copyrights, Etc. Schedule 1.1(d) hereto sets forth a true and correct description of all of the Intellectual Property used in the Business (other than off-the-shelf software products that can be purchased for $10,000 or less). Except as set forth on Schedule 5.13, the Sellers have sole title to and ownership of or full, exclusive right to use, for the life of the proprietary right, all Intellectual Property. The use of the Intellectual Property by the Sellers in the operation of the Business does not violate or infringe on the rights of any other person. The Sellers have not received any notice of or alleging any violation of the asserted rights of others with respect to the Intellectual Property. The Sellers are not aware of any third party that is infringing or violating any of the rights of the Sellers with respect to the Intellectual Property.

          5.14. Real Estate Leases. (a) The leasehold estates listed in Schedule 5.14(a) are all of the leasehold estates under which any of the Sellers is a lessee or sublessee of any real property or interest therein used in connection with the operation of the Business or where any of the Assets are located (collectively, the "Real Property Leases"). Set forth on Schedule 5.14(a) is a true and correct summary of: (i) the location of the premises demised under the applicable Real Property Lease; (ii) the square footage of each such premises; (iii) the term of the Real Property Lease; and (iv) the rent and other amounts payable by the applicable Seller under the Real Property Lease.

               (b) No proceeding is pending or, to the best knowledge of the Sellers, threatened, for the taking or condemnation of all or any portion of the premises demised under the Virginia Lease (the "Virginia Leasehold"). Except as disclosed on Schedule 5.14 (b), Benchmark holds valid title to the Virginia Leasehold and the Virginia Lease free and clear of any encroachment, sublease, right of occupancy or use of any third party, mortgage, pledge, lien, security interest, encumbrance, claim, charge, covenant, conditional limitation or other restriction of any kind, except for: (i) real property taxes not yet due and payable or for which adequate provision has been made; (ii) landlord's liens, encumbrances, and other restrictions set forth in the Real Property Leases or related documents or imposed by applicable law; (iii) easements, rights-of-way, restrictions, minor defects or irregularities in title, and other encumbrances not interfering in any material respect with the ordinary conduct of the business of Benchmark of Virginia. Except as set forth on Schedule 5.14(b), there is no brokerage commission or finder's fee due from any of the Sellers unpaid with regard to the Virginia Lease, or which will become due any time in the future with regard to the Virginia Lease. All amounts due and payable by any of the Sellers under or with respect to the Virginia Lease through the Closing Date, including, without limitation, all rent payable thereunder, has been paid.

               (c) Except as set forth in Schedule 5.14(c), to the knowledge of the Sellers, there are no: (i) unrecorded agreements; (ii) rights of occupancy; or (iii) mortgages, pledges, liens, security interests, encumbrances, claims, charges which materially encumber the Virginia Leasehold or the Virginia Lease.

               (d) Except as set forth on Schedule 5.14(d), to the best of Sellers' knowledge, there are no easements, rights of way or licenses necessary for the operations of the Virginia Leasehold which are not in full force and effect.

               (e) Except as set forth on Schedule 5.14(e), the Virginia Leasehold and the building systems such as heating, plumbing, ventilation, air conditioning and electric used in the operation of the Virginia Leasehold are adequate in all material respects for the current operations of the Business and such building systems now being used by any of the Sellers in their business and operations, whether leased or owned, are in working order, repair and operating condition (normal wear and tear excepted), and are, to the knowledge of the Sellers, without any material structural defects.

               (f) None of the Sellers is in material or monetary default or has received any notice of any material or monetary default, or failed to take any action that could result in a material or monetary default, under the Virginia Lease. To the Sellers' knowledge, no other party to any such lease is in material or monetary default thereunder.

          5.15.  Compliance With Laws.  (a)  Except as disclosed in
Schedule 5.15 hereto, each of the Sellers has complied and is in compliance with all applicable laws and rules and regulations of foreign, federal, state and local governments and all agencies thereof and other regulatory bodies which affect the Business or the Assets the failure to comply with which has or would result in liability to the Sellers of $2,500 or more with respect to each such failure (a "Section 5.15(a) Occurrence"), and there are no pending claims which have been filed against the Sellers or any Affiliate (relating to the operation of the Business or the ownership of the Assets) alleging a violation of any such law or regulation. No notice has been received by any of the Sellers with respect to any such violation of any such legal requirements.

               (b) Without limiting Section 5.15(a) above, the Virginia Leasehold has not been used at any time during which any of the Sellers or their immediate predecessors (the "Predecessors") has been in possession thereof: (i) as a site for the storage or disposal of waste (including, without limitation, as that term is used in the Resource Conservation Recovery Act (the "Conservation Act") (42 U.S.C. 901 et seq.)), or (ii) so as to cause a violation of or give rise to a removal or restoration obligation or liability for the costs of removal or restoration by others, or liability for damages to others, under any environmental statute, ordinance, order decree, or under the environmental common law of any state, federal, municipal or other governmental entity, body or agency having jurisdiction over the Virginia Leasehold, including, without limitation, the Comprehensive Environmental Response Compensation Liability Act, as amended ("CERCLA") (42 U.S.C. 9601 et seq.) or any similar environmental law, rule, regulation, order, judgment or decree, nor has any such violation, obligation or liability referred to above in this clause (ii) been created by the removal of any waste from the Virginia Leasehold, the disposition of such removed waste or the discontinuance of operations of any business conducted at the Virginia Leasehold. With respect to the Virginia Leasehold, the Sellers and the Predecessors have complied with, and have not violated any, environmental laws, ordinances, orders, decrees, or laws of any state, federal, municipal or other governmental entity, body or agency in connection with the acquisition, storage, transportation or disposal of any goods or materials with respect to the Virginia Leasehold the non-compliance with which or the violation of which has had or would result in liability to the Sellers (each a "Section 5.15(b) Occurrence") or $2,500 or more with respect to each Section 5.15(b) Occurrence.

               (c) All Section 5.15(a) Occurrences and Section 5.15(b) Occurrence, whether or not any such occurrence, individually, results in liability to the Sellers of $2,500 or less, collectively, will not result in liability until such time as the amount of all Section 5.15(a) Occurrences and Section 5.15(b) Occurrences shall exceed $20,000 in the aggregate.

          5.16. Litigation. Except as set forth on Schedule 5.16 hereto, there are no claims, actions, suits, proceedings, arbitrations, investigations or hearings or notices of hearing pending or, to the best knowledge of any of the Sellers, threatened, before any court or govern-mental or administrative authority or private arbitration tribunal against or relating to either: (i) the transactions contemplated hereby; or (ii) any of the Sellers with respect to the Business or any of the Assets (including, without limitation, any End-User Agreement), nor, to the best knowledge of the Sellers, which are reasonably likely to give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing. Except as set forth on Schedule 5.16 hereto, there is no continuing order, injunction, suspension, exclusion or decree of any court, arbitrator or governmental or administrative authority (domestic or foreign) which relates to the operation of the Business or the ownership or use of the Assets.

          5.17. Customers and Suppliers. Attached hereto as Schedule 5.17(a) hereto, is a correct and complete list of the name and locations of each of the customers and End-Users of the products or services of the Business (the "Customers"). Schedule 5.17(b) hereto contains a correct and complete list of the names and locations of each of the suppliers of any of the Sellers who supplied goods and/or services (other than utilities) to any of the Sellers with respect to the Business in an aggregate amount of $10,000 or more during the twelve month period immediately preceding the Closing Date and the amount and type of supplies furnished by such suppliers during such period. Except as set forth on Schedule 5.17(c) the Sellers have not received any notifications (whether written or verbal) that any of such Customers or suppliers will or may cease to continue such relationship with the applicable Sellers, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. The Sellers have no knowledge of any other material modification or change in the Business' business relationship with such Customers or suppliers. Set forth on
Schedule 5.17(d) is a true and correct description of: (i) all unresolved written complaints made by any Customer with respect to any obligations of any Seller arising under any End-User Agreement; and (ii) to the best knowledge of the Sellers, other material, non-written complaints made by any customer with respect to any obligations of any Seller arising under any End-User Agreement.

          5.18. Labor Matters. (a) Schedule 5.18(a) hereto contains a true and correct schedule of: (i) the names, job descriptions, benefits (and a description thereof) and current annual salary rates of all present officers, employees and agents of any of the Sellers with respect to the Business; (ii) the amount of severance payable to each such employee (assuming for such purpose that the Closing Date was the date on which such person's employment with the applicable Seller terminated) and a description of the manner in which such amount was calculated;
(iii) the dollar value of all accrued vacation and sick days of each such employee and a description of the manner in which such amount was calculated; and (iv) all written and oral employment or compensation agreements with each employee of any of the Sellers with respect to the Business. The employees listed on Schedule 5.18(a) constitute all of the employees of any of the Sellers who principally perform services with respect to the Business.

               (b) No employee of any of the Sellers is represented by any union or collective bargaining agent, and, to the best knowledge of the Sellers, there has been no union organizational efforts in respect of the employees of any of the Sellers. There are no pending or, to the best knowledge of the Sellers, threatened lawsuits, administrative proceedings, reviews or investigations by any person or governmental authority against the Sellers with respect to any violation of any applicable federal, state or local laws, rules or regulations: (i) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin, or age; or (ii) relating to employment or labor, including, without limitation, those related to immigration, wages or hours.

          (c) On or prior to the Closing Date, the Sellers have provided to each of the employees listed on Schedule 5.18(c) hereto a letter in the form attached hereto as part of said Schedule 5.18(c).

          5.19. Books and Records. The books of account and other financial and corporate records of the Sellers with respect to the Business are in all material respects complete, correct and up to date and are maintained in accordance with good business practices.

          5.20.  Powers of Attorney.  Except as set forth on Schedule
5.20 hereto, no person has any power of attorney to act on behalf of any of the Sellers with respect to the Business or the Assets other than such powers so to act as normally pertain to the officers of the Sellers.

          5.21. Taxes. Except as set forth on Schedule 5.21 hereto, each of the Sellers have filed all tax and information returns and reports relating to the Business and the Assets required to be filed, and all taxes, fees, assessments or other governmental charges, withholdings of any nature, including franchise taxes, use and occupancy taxes and sales taxes, have been paid (except those being contested in good faith), or adequate provision for the payment thereof has been made, in each case as of the date hereof, in all taxing jurisdictions in which the conduct of the Business or the ownership of the Assets subjects the Sellers to any taxes, fees, assessments or other governmental charges.

          5.22. Entire Business. No portion of the Business is conducted by any person or entity other than the Sellers. Except as set forth on Schedule 5.22 hereto, the Assets constitute all of the assets necessary to, immediately following the Closing, operate the Business in a manner consistent with past practice, assuming for such purposes only, that, immediately following the Closing, the Purchaser, itself, was to:
(i) employ all of the employees (including management personnel) currently employed by the Sellers immediately prior to the Closing; and
(ii) assume all liabilities with respect to the Facilities (as defined in Section 7.10 hereto) and all equipment leases used in such Facilities to the same extent currently used by the Sellers in the operation of the Business.

          5.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangement made by or on behalf of the Sellers.

          5.24. Inventory and Equipment. Schedule 5.24(a) hereto sets forth a true and correct description of: (i) all items of Inventory and Equipment on June 28, 1996; (ii) the quantity of each such item held by the Sellers on June 28, 1996; and (iii) the book value categorized by location.

          5.25. Disclosure. No representation or warranty of the Sellers contained in this Agreement or in any Ancillary Document, when taken as a whole with all such representations and warranties by the Sellers herein or therein, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein and therein, in light of the circumstances in which they were made, not misleading.

6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          PCN and the Purchaser hereby, jointly and severally, represent and warrant to and agrees with the Sellers as follows:

          6.1. Organization, Etc. PCN is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PCN and the Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          6.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Documents by PCN and the Purchaser and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including approval by each of PCN's and the Purchaser's Boards of Directors. This Agreement and the applicable Ancillary Documents have been duly and validly executed and delivered by PCN and the Purchaser. This Agreement and the applicable Ancillary Documents constitute valid and binding obligations of PCN and the Purchaser, each enforceable in accordance with its terms.

          6.3. Effect of Agreement, Etc. The execution, delivery and performance of this Agreement by PCN and the Purchaser and consummation by PCN and the Purchaser of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both:
(a) violate any provision of law, statute, rule, regulation or executive order to which PCN or the Purchaser is subject; (b) violate any judgment, order, writ or decree of any court to which PCN or the Purchaser is subject; (c) result in the breach or conflict with any term, covenant, condition or provision, result in or permit any other party to cause the modifications or terminations of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of PCN's or the Purchaser's assets pursuant to any partnership agreement, corporate charter or by-laws, or any commitments, contract or other agreement or instrument to which PCN or the Purchaser is bound.

          6.4. Governmental and Other Consents. No consent, authoriza-tion or approval of, or exemption by or filing with, any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by PCN or the Purchaser of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.


          6.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by and on behalf of PCN or the Purchaser.

          6.6. Disclosure. No representation or warranty of PCN or the Purchaser contained in this Agreement or in any Ancillary Document, when taken as a whole with all such representations and warranties of PCN or the Purchaser herein or therein, contains any untrue statement of material fact or omits to state a material fact necessary to make the statement made herein and therein, in light of the circumstances in which they were made, not misleading.

7.   POST-CLOSING COVENANTS

          7.1. Further Assurances. After the Closing, at the request of PCN or the Purchaser, the Sellers shall execute, acknowledge and deliver to PCN and/or the Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.3, referred to herein collectively as the "Ancillary Documents") and take such other action as PCN and/or the Purchaser may reasonably request (a) to transfer to and vest in the Pur-chaser, and protect the Purchaser's right, title and interest in, all of the Assets and the Sellers' rights with respect to the Assumed Liabilities and (b) otherwise to consummate the transactions contemplated by this Agreement.

          7.2. Audited Financial Statements. The Sellers agree to use their best efforts to cause to be delivered to PCN as soon as possible following the Closing Date, a copy of the balance sheet of the Business as of March 31, 1996, and the related statement of operations for the nine month period ended March 31, 1996, together with an audit report thereon by KPMG Peat Marwick LLC (the "Auditors"), to the Sellers' independent auditors (collectively, the "Audited Financial Statements").

          7.3. Accounts Receivable Report; Deferred Revenue Report.
(a) Promptly following the Closing, the Sellers shall use their best efforts to cause and permit the Auditors to, as promptly as practicably following the Closing, conduct a review of the Accounts Receivable as of the Closing Date, including, without limitation, those Accounts Receivable shown on the Accounts Receivable Schedule, utilizing the procedures described on Schedule 7.3(a)(i) hereto and such other procedures reasonably acceptable to the PCN and CTI, in order to determine, among other things, whether or not such Accounts Receivable arose in the ordinary course of business, are properly recorded in the Sellers' books and records in accordance with GAAP, and, in the ordinary course of business, subject to an applicable reserve, should be collectable ("Good Receivables"). Following completion of such review, the Auditors shall provide to the Sellers and to PCN (together with the Deferred Revenue Report (as defined in Section 7.3(b) below)) a report regarding the results of their review (the "Accounts Receivable Report") and the Sellers shall provide PCN with an opportunity to review and discuss with the Auditors the results contained in such report. The conclusions rendered by the Auditors in the Accounts Receivable Report shall be final and binding on the parties.

               (b) Promptly following the Closing, the Sellers shall use their best efforts to cause and permit the Auditors to, as promptly as practicable following the Closing, conduct a review of the Deferred Revenue Account in order to verify the amount of the Deferred Revenue Account on the Closing Date using the procedures set forth on Schedule 7.3(b) hereto. Following completion of such review, the Auditors shall provide to the Sellers and to PCN (together with the Account Receivable Report) a report of the results of such verification (the "Deferred Revenue Report") and the Sellers shall provide PCN with an opportunity to review and discuss with the Auditors the results contained in such report.

          7.4.  Non-Competition; Non-Disclosure.

                 7.4.1. As a significant inducement to PCN and the Purchaser to enter into and perform its obligations under this Agreement, the Sellers, jointly and severally, agree that for a period of five (5) years from and after the Closing Date, none of the Sellers nor any of their respective Affiliates shall, directly or indirectly (including, without limitation, by selling, licensing or providing any product to any third party), either for itself or any other person, firm, partnership, corporation or other business venture: (a) own, manage, operate, control, participate in, permit its name to be used by, consult with, be employed by, render services for or otherwise assist in any manner any entity to the extent that it is engaged in, the Business or in the Practice Management Software Business (as hereinafter defined); or (b) sell, license or otherwise provide any product used in or service provided by the CarePoint Business, or other medical or clinical patient records products, as servicer (collectively with CarePoint products or services, "Medical Records Products") to any End-Users; provided, however, that nothing contained in this Section 7.4.1 will limit or restrict any of the Sellers from: (i) providing statement processing services ("Processing Services") to the End-Users listed on Schedule 7.4(a) hereto (the "Processing End-Users"); (ii) providing maintenance and support services for CarePoint products ("CarePoint Services") to the End-Users listed on Schedule 7.4(b) hereto ("CarePoint End-Users"); (iii) providing maintenance and support services for Lotus Notes ("Lotus Notes Services") to the End-Users listed on Schedule 7.4(c) hereto (the "Lotus Notes End-Users"); and (v) entering into any reseller or distribution arrangement or any partnership, joint venture or similar arrangement with any third party so long as such arrangement does not relate to privileges or services which are competitive with the Business or the
Practice Management Business.   Nothing contained in this Section 7.4
shall prohibit any of the Sellers or their respective Affiliates from being a passive owner of not more than 5% of the equity or debt securities of any such firm, partnership, corporation or other venture, so long as such Sellers or Affiliates, as the case may be, have no active participation in the business of such entity.

          As used in this Section 7.4, "Practice Management Software Business" means: (i) the business of providing Medical Providers, directly or through vendors, MSO's or service bureaus, with other management systems designed to, among other things, computerize patient registration and to generate patient billing, patient scheduling, insurance claims, managed care risk management assessments, billing and other financial and clinical reports; (ii) the business of providing Medical Providers with claims clearing, billing, statement processing and similar services; and (iii) the Commercial Business.

               7.4.2. As a further inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Sellers, jointly and severally, agree that, for a period of two (2) years from and after the Closing Date, none of the Sellers nor any of their respective Affiliates shall, directly or indirectly, (including, without limitation, by selling, licensing or providing any product to any third party) either for itself or any other person, firm, partnership, corporation or other business venture, sell, license or otherwise provide any Medical Records product to any current end-user or other customer of PCN or any of its Affiliates (including without limitation, for purposes of this Section 7.4.2, Wismer-Martin, Inc.), other than in connection with providing Processing Services to the Processing End-Users, providing CarePoint Services to CarePoint End-Users or providing Lotus Notes Services to Lotus Notes End-Users. Promptly following the Closing, PCN shall provide to CTI, on behalf of all of the Sellers, a list of all practice management software products currently sold, licensed and/or supported by PCN or any of its Affiliates, which are published by any one or more of PCN and its Affiliates or otherwise sold, licensed or supplied by one or more of PCN, its Affiliates and its independent resellers on an exclusive basis (the "Designated PCN Products"). Upon contacting any potential customer or end-user with respect to providing any Medical Records product (which contact shall not constitute a breach of this Section 7.4.2) the Sellers shall determine which practice management software product is used by that potential customer or end-user, and in the event that such product is a Designated PCN Product, the date on which such potential customer or end-user acquired such product. In the event that the practice management product so used is a Designated PCN Product acquired by the potential end-user or customer on or prior to the Closing Date the applicable Seller shall cease all efforts to sell, license or otherwise provide any Medical Records products to such potential customer or end-user. Notwithstanding the foregoing, the restrictions contained in this Section 7.4.2 shall not apply to the sale, licensing or provision of any Medical Records product by the Sellers to any managed care organization merely because a physician associated with such managed care organization uses a Designated PCN Product so long as such managed care organization (x) is not itself the user of a Designated PCN Product and (y) does not exclusively require its associated physicians to use or, upon the purchase of a new practice management system, purchase or license Designated PCN Products.

          The provisions of Section 7.4.1(b) and Section 7.4.2, as they relate to the CarePoint product, shall apply to any person or entity which acquires all or any portion of the CarePoint Business from the Sellers.

                 7.4.3. The Sellers, jointly and severally, agree that for a period of five (5) years from and after the Closing Date, none of the Sellers nor any of their respective Affiliates will, directly or indirectly (including, without limitation, by selling, licensing or providing any product to any third party), individually or on behalf of other persons, endeavor to solicit the business or sell, license or provide any products or services to any of the End-Users, other than providing Processing Services to Processing End-Users, CarePoint Services to CarePoint End-Users or Lotus Notes Services to Lotus Notes End-Users; provided, however, that the restrictions contained in this Section 7.4.3 shall not apply to (x) general advertisements not specifically directed to End-Users or to the users of the practice management software products used by them or (y) the licensing or sale of software products done over the Internet which are not directed to the End-Users or to any particular class of users of which the End-Users constitute a significant part.

               7.4.4. The Sellers, jointly and severally, agree that all information pertaining to the Business and the Assets and to the prior, current or contemplated operation or use thereof (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (ii) information of a general nature not pertaining exclusively to the Business or the Assets which is generally available) are valuable and confidential assets of the Business. Such information shall include, without limitation, information relating to the Intellectual Property, trade secrets, customer lists, vendor lists, bidding procedures, financing techniques and services and financial information concerning the Business and its customers. The Sellers agree that, from and after the Closing Date, neither the Sellers, any Affiliate of the Sellers or any current or officer, director, of any of them, will disclose or use, and the Sellers shall use their best efforts to prevent any employee, agent, former officer or director from disclosing, any such information for other than the Purchaser's business.

               7.4.5. The parties hereto acknowledge that it is impossible to measure in money the damages that will accrue to PCN and/or the Purchaser in the event that any of the Sellers or their Affiliates breach any of the covenants in Section 7.4.1, 7.4.2, 7.4.3 or 7.4.4 and, if PCN or the Purchaser shall institute any action or proceeding to enforce those covenants, the Sellers hereby waive and agree not to assert the claim or defense that PCN or the Purchaser has an adequate remedy at law or for damages. The foregoing shall not prejudice PCN's right to seek money damages from any one or more of the Sellers with respect to any such breach.

          7.4.6. If, at the time of enforcement of this Section 7.4, a court shall hold that the duration, scope or area restriction or any other provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area.

          7.4.7 PCN and the Purchaser hereby grant to CTI a royalty free, non-exclusive, non-transferable license to use the "Mends" software product solely for the purpose of providing interfaces between the CarePoint Product and the Mends product to CarePoint End-Users and to provide maintenance and support to the CarePoint End-Users in connection therewith. The use by CTI of the license granted by PCN is this Section
7.4.7 in accordance with the provisions of this Section 7.4.7 shall not constitute a breach by CTI of the provisions of this Section 7.4.

          7.5. Enforcement of Rights. Without in any way limiting anything contained in Section 7.4, the Sellers agree to enforce, and to take all actions reasonably necessary to enforce (including, without limitation, instituting legal proceedings against any breaching party), all provisions of any Confidentiality Agreement between any one or more of the Sellers and any of their current, former or future employees, agents or consultants with respect to any Confidential Information, to the fullest extent available under applicable law. Notwithstanding the foregoing, in the event that PCN or the Purchaser reasonably and in good faith believes that any current, former or future employee, agent or consultant of any one or more of the Sellers have breached any provision of any Confidentiality Agreement with respect to any Confidential Information, PCN or the Purchaser may so notify CTI and request that the Sellers take all actions reasonably available to the Sellers to enforce the Sellers' rights with respect to such breach; provided, however, that in the event that, within thirty (30) days following receipt by CTI of such notice, such breach has not been remedied and the Sellers have not instituted legal proceedings against the breaching party with respect to such breach, the Sellers shall be deemed to have assigned to PCN and the Purchaser all of the Sellers' rights under any Confidentiality Agreement as such agreement relates to Confidential Information and PCN and/or the Purchaser may, in the Purchaser's name, institute and prosecute any and all claims under such Confidentiality Agreement with respect to any such breach, to the fullest extent available under applicable law, which action by PCN and/or the Purchaser shall in no way be deemed to limit, restrict or prejudice any right PCN and/or the Purchaser may have against the Sellers pursuant to Section 7.4 hereof. In the event PCN and/or the Purchaser prevails in any lawsuit brought by PCN and/or the Purchaser in connection with any such breach, the Sellers shall reimburse PCN and/or the Purchaser for all expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Purchaser in connection with such lawsuit.

          7.6. Employee Matters. (a) The Sellers agree that following the Closing, PCN or the Purchaser may offer employment to the employees listed on Schedule 5.18(a) hereto (the "Designated Employees").

               (b) From and after the Closing, to the extent reasonably requested by PCN or the Purchaser, the Sellers shall use their best efforts to assist PCN and/or the Purchaser in securing the employment any one or more Designated Employees identified by PCN in its sole discretion.

               (c) PCN and the Purchaser agree that, in the event that, within 90 days following the Closing Date, either PCN or the Purchaser hire any Designated Employee who (x) did not receive or did not accept an offer of employment from PCN or the Purchaser immediately following the Closing and (y) within such 90 day period, was severed by the Sellers, PCN and the Purchaser shall, with respect to each such employee, pay to CTI an amount equal to the actual, documented amount paid by any one or more of the Sellers to such employee as severance and with respect to accrued and unused vacation and sick-days at the time such employee's employment with Sellers was terminated (collectively, a "CTI Severance Payment"), provided, however, that: (i) the amount payable by PCN and the Purchaser under this Section 7.6(c) with respect to any Designated Employee shall not exceed the amount of severance and accrued vacation and sick days shown with respect to such Designated Employee on Schedule 5.18(a); and (ii) neither PCN nor the Purchaser shall have any obligation under this Section 7.6(c) with respect to (x) any amount paid by any Seller to any Designated Employee prior to the end of the fifth business day following the Closing Date or (y) arising under, or required by, any employment agreement between any Seller and any Designated Employee.

          7.7. Software/Hardware Purchases. (a) The Sellers hereby, jointly and severally, agree to, for a period of five (5) years following the Closing Date (the "Purchase Period"), purchase exclusively from PCN or any one or more Affiliates of PCN designated by PCN, all hardware and software products ("IBM Products") offered for general distribution by International Business Machines Corp. ("IBM") needed by any one or more of the Sellers (or any entity acquired by any of the Sellers following the Closing, except to the extent any such acquired entity had a binding purchase agreement with any party prior to such acquisition) in connection with any such entities' business operations during the Purchase Period.

               (b) Without PCN's prior written consent, none of the Sellers shall purchase any IBM Products from PCN or its Affiliates in accordance with Section 7.7(a) above for resale to any third party reseller or vendor of computer hardware or software products (other than resellers of CTI's software products).

               (c) With respect to all IBM Products purchased by any Seller in accordance with Section 7.7(a) above as well as other products purchased by the Sellers from PCN during the Purchase Period, PCN or its designee shall charge the Seller an amount equal to 92% of PCN's then standard reseller or distributor price (as published by PCN in its then current price book), for such products. Unless otherwise agreed to by PCN and CTI, all payments by the Sellers to PCN or its designee for IBM Products purchased by any Seller from PCN or its designee in accordance with this Section 7.7 shall be made within 60 days following receipt by such Seller of an invoice thereof.

               (d)  PCN agrees that, during the Purchase Period:  (A)
PCN or its designee will provide to the Sellers the Sellers' requirements regarding IBM Products provided that: (x) in accordance with the procedures described on Schedule 7.7(d) hereto, the Sellers provide the Purchaser a 90 day rolling forecast of the Sellers' IBM Product needs; and (y) such IBM Product is offered for sale by IBM to PCN; (B) the Purchaser shall deliver or cause to be delivered to the Sellers ordering such IBM Products, all IBM Products ordered by such Sellers in accordance with clause (A) above within five (5) business days of IBM's then current lead time for the applicable IBM Products; (C) PCN shall use its reasonable commercial efforts to cause CTI to be permitted to participate in product briefings regarding the IBM Products (or, in the event CTI is not permitted to participate in such briefings, provide CTI with a quarterly briefing regarding the IBM Product line); and (D) PCN shall use its reasonable commercial efforts to provide CTI with (x) all information available for general distribution regarding the IBM Product line and (y) electronic configuration software as provided to PCN by IBM.

               (e) The Sellers agree to purchase from PCN or its designees not less than $2.0 million (the "Annual Purchase Obligations) of hardware and software products during each twelve month period commencing on July 1 of each calendar year during the Purchase Period (each an "Annual Purchase Period"), up to an aggregate of $10 million (the "Aggregate Purchase Obligation"). Any purchases by the Sellers which exceed $2.0 million during any Annual Purchase Period will be credited to the Sellers' Annual Purchaser Obligation for the next Annual Purchase Period's Purchase Obligation. In connection with each Annual Purchase Obligation, if, by the last day (June 30) of such Annual Purchase Period, the Sellers have not purchased all such $2.0 million of such hardware and software products from PCN or its designees, on the last day (June 30) of such Annual Purchase Period, the Sellers shall pay to PCN or its designee the remaining balance of such purchase order, which amount shall be credited as an advance against future purchases (but which amount shall not reduce next year's Annual Purchase Obligations). Notwithstanding the foregoing, in the event that PCN or its designee is unable to provide the Sellers with the requested IBM Products in accordance with Section 7.7(a) above, so long as such product is listed as being available from IBM on IBM's then current products offering schedule, the Sellers may purchase such IBM Products from a third party and reduce its Aggregate Purchase Obligation under this paragraph (e) by the actual amount paid by the Sellers for such IBM Product. In addition, in the event that neither PCN or, its designee nor any third party can provide the Sellers with the requested IBM Product and such product is listed as being available from IBM on IBM's then current product offering schedule, the Sellers may request that PCN or its designees provide to the Sellers an equivalent non-IBM product (an "Alternate Product") on the same terms as provided on this Section 7.7, and such purchase shall be credited against the Sellers' Aggregate Purchase Obligation. In the event that PCN and its designee are unable to provide the Sellers with the Alternate Product in accordance with the immediately preceding sentence, the Sellers may purchase the Alternate Product from a third party and reduce its Aggregate Purchase Obligation under this paragraph (e) by the actual amount paid by the Sellers for such Alternate Product.

                 (f) The parties hereto agree that, in the event that CTI sells all or substantially all of its assets, the Sellers may, at their option: (i) with the PCN's prior written consent, which consent shall not be unreasonably withheld, assign its obligations under paragraphs (a), (b), (c) and (e) above to the purchaser thereof, provided that, such purchaser agrees, in writing for PCN's benefit, to assume such obligations; or (ii) terminate such obligations by paying to PCN an amount equal to 20% of the Sellers' remaining Aggregate Purchase Obligation.

          7.8. Use of Name. The Sellers hereby grant to the Purchaser a non-exclusive license to use the name "CTI", or "CUSA Technologies, Inc." or any variation thereof, for a period of six (6) months following the Closing Date, to the extent that any such name appears on any written or printed document or instruments or as a part of any software used in or included as part of the Assets, for the limited purpose of using the Business' existing supply of such document, instrument or software; provided that the Purchaser may not alter, modify or revise any such document, instrument or software in any way other than to the extent necessary to remove Sellers' name therefrom.

          7.9. Termination of Reseller Agreements. The Sellers, PCN and the Purchaser agree that, effective on the Closing Date, all reseller, business partner, distribution and similar agreements between CTI and any Subsidiary, on the one hand, and Versyss, on the other hand, shall be terminated, null and void and of no further force and effect, including, without limitation, all obligations of the parties, all payment obligations of each party to the other, whether or not currently outstanding.

          7.10.  Service Arrangements.

                 7.10.1. Facilities. Set forth on Schedule 7.10(a) is a list of each facility utilized by the Sellers in connection with the operation of the Business in which PCN wishes to locate employees of the Business following the Closing (each a "Facility" and, together, the "Facilities"). The Sellers agree that, with respect to each Facility, during the period commencing on the date hereof and, with respect to that Facility, ending on the first to occur of (x) the date on which the Purchaser moves all of its employees out of the Facility (each a "Facility Termination Date") and (y) the date indicated as the "End Date" opposite the name of the Facility on Schedule 7.10(a) (with respect to each Facility, a "Transition Period"), the Sellers shall, without PCN's prior written consent, which consent shall not be unreasonably withheld, maintain, and during such period shall not modify or alter, the Facility or any of the computer hardware and other equipment and telephone lines, numbers and service (including toll free telephone lines, numbers and service) used or usable in the Business (and not included in as part of the Equipment or Inventory), in each case, whether owned or leased by the Sellers (collectively, "Facility Equipment"), in substantially the same manner and condition as each such Facility and the Facility Equipment located therein was maintained by the Sellers in the ordinary course of business prior to the Closing. During the Transition Period for a Facility, the Sellers shall permit the Purchaser to utilize the applicable Facility and the Facility Equipment located therein in connection with the Purchaser's operation of the Business during such period to the same extent the Sellers utilized such Facility and the Facility Equipment located therein, and in each case consistent with the Sellers' utilization of the Facility and the Facility Equipment Located therein, in connection with the Sellers' operation of the Business prior to the Closing. In consideration for providing the Purchaser with the use of the Facilities, during the applicable Transition Period with respect to each Facility and the Facility Equipment located therein, the Purchaser shall pay to the Sellers the facilities fees calculated in accordance with the schedule of fees for that Facility set forth on
Schedule 7.10(a) hereto, or a proportionate amount thereof. Anything contained in this Section 7.10(a) to the contrary notwithstanding, the Purchaser shall provide the Sellers with at least thirty (30) days notice prior to any Facility Termination Date.

               7.10.2. Other Costs. The Sellers shall invoice the Purchaser monthly for all out-of-pocket costs and expenses incurred by the Sellers on behalf of PCN or the Purchaser in connection with the Purchaser's operation of the Business at a Facility during the Transition Period (such as telephone bills, copying charges and the like (but not including electric bills and the like which are covered by the Facility
Fee)) to the extent such costs and expenses are not covered by the fee provided for in Section 7.10.1 hereto, which invoices shall be accompanied by appropriate back-up documentation with respect to such costs and expenses. The Purchaser shall pay the Sellers for such invoiced amounts by wire transfer within ten (10) business days following the Purchaser's receipt of such invoice.

               7.10.3. Other Services. In addition to the use of the Facilities, for a period of 90 days following the Closing Date, at no additional charge to PCN or the Purchaser, the Sellers shall provide the Purchaser and PCN with the services of the Sellers management information systems and accounting systems to the extent reasonably required by PCN and the Purchaser in order to permit them to collect Purchaser Receivables and maintain continuity of service for the End Users.
Without limiting the foregoing, the Sellers shall provide the Purchaser with a tape for the electronic conversion of data from the Sellers' systems to PCN's.

          7.11. DecisionOne. The Sellers agree, at the request of PCN the Purchaser, to assist PCN or the Purchaser in negotiating or modifying the hardware support arrangement with DecisionOne.

          7.12. Torrance Lease. The Sellers and Purchaser agree to, following the Closing, amend the terms of the sublease between Versyss Data Systems, Inc. ("VDS") and Versyss regarding the premises located in Torrance, California in order to (x) reduce by half the total space sublet by VDS thereunder, (y) reduce by half the rent payable by VDS thereunder and (z) permit VDS to sublet the remaining portion of such space.

          7.13. Software Development Agreement. (a) The Software Development Agreement dated November 1, 1995, between CTI and Versyss (the "Software Development Agreement") is hereby terminated and all obligations of the parties thereunder (including, without limitation, all payment obligations of each party to the other, whether or not currently outstanding) are terminated and shall be null and void.

               (b) With respect to the software contemplated by the Software Development Agreement ("XRTS"), CTI shall, at CTI's sole cost and expense: (x) by July 30, 1996, complete the tasks referred to on
Schedule 7.13(b) hereto to the reasonable satisfaction of PCN; and (y) thereafter provide repairs for all priority 1 defects (e.g. defects which prevent a customer from continuing their daily operation such as, by way of example, being unable to boot or back-up the system as data corruption) through the Beta test period not to exceed 45 days from the date of technology handoff.

               (c) XRTS will be owned jointly by CTI and Versyss; provided, however, that (x) None of PCN, the Purchaser, Versyss, their Affiliates and their respective successors and assigns will use XRTS in the Retained Businesses, (y) none of the Sellers, their Affiliates or their respective successors and assigns will use XRTS in the Business or the Practice Management Business and (z) the parties will only license, sell or otherwise provide XRTS to third parties who agree to be bound by the restrictions contained in clauses (x) or (y), as applicable.

               (d) Upon completion of the tasks referred to in Section 7.13(b) above, each of Versyss or CTI will receive a copy of the source-code for the XRTS.

               (e) The Sellers, jointly and severally, hereby covenant and agree to indemnify and hold harmless PCN, Versyss and the Purchaser, their Affiliates and their respective successors and assigns from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of any infringement resulting from the use of XRTS by any Seller, or their respective Affiliates or customer, in the Retained Businesses.

               (f) PCN, Versyss and the Purchaser, jointly and severally, hereby covenant and agree to indemnify and hold harmless the Sellers, their Affiliates and their respective successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of any infringement resulting from the use of XRTS by any of PCN, Versyss, the Purchaser or their respective Affiliates or customers in the Business or the Practice Management Software Business.

          7.14. Systems Claim. (a) The Sellers agree to use their best efforts to cause: the claim (the "Systems Claim") of Automated Systems, Inc. ("ASI"), Howard Jones, Gina Jones and Thomas Jordan against Versyss contained in the lawsuit (the "Lawsuit") commenced by Versyss Southwest, Inc. in Maricopa County Superior Court (Case No. CV93-26289) to be dismissed with prejudice.

               (b) Versyss agrees to use its best effort to cause the crossclaim (the "Versyss Claim") of Versyss against ASI, Howard Jones, Gina Jones, Thomas Jordan contained in the Lawsuit to be dismissed with prejudice.

               (c) Except for the obligation of CTI and ASI set forth in Section 7.4(d) below, each of the Sellers (including, without limitation, CTI and ASI), on the one hand, and each of PCN, Versyss and the Purchaser, on the other hand, hereby release the other from any and all liabilities and obligations with respect to the Lawsuit.

               (d) ASI and CTI shall: (i) use their best efforts to obtain the release of Versyss by Howard Jones, Gina Jones and Thomas Jordan; and (ii) to take all such other steps reasonably requested by PCN or Versyss to cause all claims of Mr. Jones, Ms. Jones and Mr. Jordan against Versyss to be dismissed and released.

          7.15. Virginia Lease. Notwithstanding Section 3.1(ii) above, neither PCN nor the Purchaser shall have any obligation to assume, and neither PCN nor the Purchaser shall assume, any of the obligations of Benchmark under the Virginia Lease unless and until the lessor under the Virginia Lease (the "Lessor") shall have: (i) consented to the assignment of the Virginia Lease by Benchmark to the Purchaser; and (ii) agreed to permit the Purchaser to sublease all or a portion of the premises to a third party during the remaining term of the Virginia Lease (together, the matters referred to in clause (i) and (ii) are referred to hereinafter as the "Lessor's Consent"). In the event that at the Closing the Lessor's Consent has not been obtained, so long as the Sellers provide, and continue to provide, to the Purchaser the full benefits of the Sellers' rights under the Virginia Lease, as if the Lessor's Consent had been obtained (other than the right to sublease the premises), the Purchaser shall, during the Negotiation Period (as defined below), reimburse to the Sellers the Sellers' rental payments under the Virginia Lease (but shall not assume any liability under or relating to the Virginia Lease, including, without limitation, any liability arising as a result of the failure of the Sellers to obtain the Lessor's Consent). As used herein, the "Negotiation Period" shall mean the period commencing on the Closing Date and ending on the first to occur of: (i) the date on which the Lessor's Consent is obtained; and (ii) the 180th day following the Closing Date.

          7.16. Automated Solutions of California. (a) Sellers agree to use their best efforts to cause the end-user agreements held by Automated Solutions of California ("ASC") to be transferred to the Purchaser as soon as possible following the Closing, free and clear of all claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects of any nature.


               (b) Purchaser agrees to service and treat such end-user agreements, for purposes of the Agreement, as if such agreements are End-User Agreements.

               (c) Sellers agree, jointly and severally to indemnify PCN, the Purchaser, their Affiliates and their respective directors and officers, and each of their successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses arising in connection with such end-user agreements or related to ASC.

8.   INDEMNIFICATION

          8.1. Indemnification of the Purchaser. The Sellers hereby, jointly and severally, covenant and agree with PCN and the Purchaser that the Sellers shall, jointly and severally, indemnify PCN, the Purchaser, their Affiliates and their respective directors and officers, and each of their successors and assigns (individually a "Purchaser Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) (collectively "Losses") resulting from or arising out of:

               (a) all liabilities, debts, obligations and commitments of any nature, whether accrued, absolute, contingent or otherwise, (whether known or unknown to the Sellers, PCN or the Purchaser), which are Retained Liabilities and any claim or demand by a third party (whether or not successful) to cause or require a Purchaser Indemnified Party to pay or discharge any debt, obligation, liability or commitment referred to in this clause (a);

               (b) any breach of any of the representations, warranties, covenants or agreements made by any one or more of the Sellers in this Agreement or any Ancillary Document; or

               (c) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 8.1. If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment, garnishment or execution is placed upon any of the properties or assets of any Purchaser Indemnified Party under this Section 8.1, the Sellers shall also furnish an indemnity bond satisfactory to PCN, to obtain the prompt release of such lien, attachment, garnishment or execution.

          8.2. Indemnification of the Sellers by PCN and the Purchaser. PCN and the Purchaser hereby, jointly and severally, covenant and agree with the Sellers that the Purchaser shall, jointly and severally, indemnify the Sellers, their Affiliates and their respective directors and officers, and each of their successors and assigns (individually a "Seller Indemnified Party") and hold them harmless from, against and in respect of any and all Losses resulting from or arising out of:

               (a) The Assumed Liabilities, and any claim or demand by a third party (whether or not successful) to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation, liability or commitment referred to in this clause (a);

               (b) any breach of any of the representations, warranties, covenants or agreements made by PCN and/or the Purchaser in this Agreement or any Ancillary Document; or

               (c) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 8.2. If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment, garnishment or execution is placed upon any of the properties or assets of any the Seller Indemnified Party under this Section 8.2, PCN shall also furnish an indemnity bond satisfactory to the Sellers to obtain the prompt release of such lien, attachment, garnishment or execution.

          8.3. Limitations on Indemnity

               (a)  Subject to 8.3(b) hereof, on and after the Closing:
(i) the Sellers shall be liable to the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall only be entitled to indemnification from the Sellers, for the matters covered by Sections 8.1(b) hereof and Section 8.1(c) hereof (to the extent it applies to Section 8.1(b)); and (ii) PCN and the Purchaser shall only be liable to the Seller Indemnified Parties, and the Seller Indemnified Parties shall only be entitled to indemnification from the Purchaser, for the matters covered by Section 8.2(b) hereof and Section 8.2(c) hereof (to the extent it applies to Section 8.2(b)), respectively, to the extent, and only to the extent, the aggregate amount of Losses suffer by Purchaser Indemnified Parties or suffered by Seller Indemnified Parties, as the case may be (without regard to the limitation on liability set forth in this Section 8.3(a)), exceeds $100,000 (the "Minimum Indemnity Amount"), in which event each such Indemnified Party (as hereinafter defined) shall thereafter be entitled, from time to time, to seek indemnification in respect to all Losses in respect of which it is entitled to be indemnified pursuant to such provisions of Section 8.1 and 8.2, as the case may be, in excess of the Minimum Indemnity Amount. The foregoing limitations shall not affect the right of the Indemnified Party to make a claim for indemnification, and shall not alter or negate the procedures with respect to the timely notice and disposition of such claim provided for in Section 8.4 hereof, in order to enable the Indemnified Party to obtain credit against the $100,000 limitation contained in the preceding sentence hereof for indemnification which would otherwise be due but for such limitation.

               (b) Anything contained in this Section 8.3 to the contrary notwithstanding, the limitation on indemnity contained in
Section 8.3(a) shall not apply to any Loss: (i) incurred by any Purchaser Indemnified Party as a result of a breach by the Sellers of the representations and warranties contained in Sections 5.1, 5.2, 5.10, 5.11, 5.18 (to the extent it relates to severance obligations and accrued vacation and sick days) or 5.21 hereto; (ii) incurred by any Purchaser Indemnified Party as a result of a breach by any of the Sellers of the covenants or agreements of any such Seller contained in this Agreement or in any Ancillary Document; (iii) incurred by any Seller Indemnified Party as a result of a breach by PCN or the Purchaser of any of the representations and warranties contained in Sections 6.1 or 6.2, hereto; or (iv) incurred by any Seller Indemnified Party as a result of a breach by PCN or the Purchaser of any of the covenants or agreements of PCN or the Purchaser contained in this Agreement or in any Ancillary Document;

               (c) On and after the Closing Date, the Sellers shall not be liable to the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall not be entitled to indemnification from the Sellers, under Section 8.1(b) hereof and Section 8.1(c) (to the extent it applies to Section 8.1(b)) for any Loss arising from a breach by any one or more of the Sellers of the representations and warranties contained in Sections 5.8 and 5.9 hereof to the extent that the Loss so incurred by the Purchaser Indemnified Party with respect thereto was accounted for under Section 2.2 above.

          8.4. Right to Defend, Etc. If the facts giving rise to any such indemnification pursuant to this Article 8 shall involve any actual claim or demand by any third party against a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (an "Indemnified Party") the party required to indemnify such Indemnified Party pursuant to Sections 8.1 or 8.2, as the case may be (the "Indemnifying Party") shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the 15th day following receipt of such notice; provided, however, that if the defendants in any action shall include both a Indemnifying Party and an Indemnified Party and the Indemnified Party shall have been advised by its counsel that the counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. The failure so to notify an Indemnifying Party shall not relieve it of any liability which it may have to any Indemnified Party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the Indemnifying
Party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 8, for all out-of-pocket costs and expenses payable to third parties incurred by it in connection therewith. If any Indemnifying Party assumes the defense of any such claims, the Indemnifying Party will hold the Indemnified Party harmless from and against any and all damages arising out of any settlement approved by such Indemnifying Party or any judgment in connection with such claim or litigation. Payment by an Indemnifying Party to an Indemnified Party shall be made within 10 days after demand, unless there is a claim or demand by a third party in which event payment shall be made within 10 days after final judg-ment, settlement or comprise, as the case may be.

          8.5. Tax Effect. The amount of any indemnification due to an Indemnified Party pursuant to Section 8.1 or 8.2, as the case may be, shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits payable to such Indemnified Party (including any such benefits payable by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the Indemnified Party, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

9.   GENERAL

          9.1. Expenses, Etc.   The parties hereto shall pay their
own respective taxes, expenses, costs and fees, including, without limitation, the fees and expenses of their respective counsel and ac-countants and other experts.

          9.2. Survival of Representations and Warranties. All of the representations and warranties, and the indemnities in connection therewith contained in this Agreement and in any Ancillary Document shall survive the Closing for a period of twelve (12) months from the Closing Date; provided, however, that the representations and warranties contained in Section 5.1, 5.2, 5.11, 5.15(b) and 5.21 shall survive indefinitely. Any claim made in reasonable detail and specificity by written notice to an Indemnified Party prior to the expiration of the survival period of any representation and warranty shall survive the expiration of such survival period.

          9.3. Waivers. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under any Ancillary Document, and no course of dealing by any party, shall operate as a waiver of any right, power or privilege hereunder or under any Ancillary Document, nor shall any single or partial exercise of any other right, power or privilege.

          9.4. Definition of Knowledge. As used in this Agreement, the term "knowledge" means knowledge which supervisory, managerial, and executive employees have or should have after making due inquiry and exercising due diligence with respect thereto.

          9.5. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto (except as provided in Section 7.7(f) hereof) except that no such consent shall be required for assignment to a party acquiring all or substantially all of either party's stock or assets provided that such party assumes all of the seller's obligations hereunder. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          9.6. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses or telecopy numbers (or such others as shall be provided in writing hereinafter):

          If to the Purchaser, to:

                    Physician Computer Network, Inc.
                    1200 The American Road
                    Morris Plains, NJ 07950
                    Attention:  President
                    Telecopy No.: (908) 290-7751

          With copies to:

                    Gordon Altman Butowsky
                      Weitzen Shalov & Wein
                    114 West 47th Street
                    New York, NY 10036
                    Attention:  Jonathan Klein, Esq.
                    Telecopy No.: (212) 626-0799


          If to the Sellers, to:

                    CUSA Technologies, Inc.
                    986 West Atherton Drive
                    Salt Lake City, UT 84123
                    Attention: President

          With  copies to:

                    Prince, Yeates & Geldzahler
                    City Centre I, Suite 900
                    175 East Fourth South
                    Salt Lake City, UT 84111
                    Attention:  David K. Broadbent, Esq.


          9.7. Records; Assistance. Each party hereto shall, on the request of the other party, make available to such other party from time to time on a reasonable basis records and other documents relating to the Business and to periods prior to the Closing Date. Such records and other documents shall be held by the party in possession of such documents for a period not less than the applicable statutes of limitation for tax purposes, but in no event less than 5 years, after the Closing Date and copies shall be delivered to the other party upon such other party's request at any time and at such other party's expense. If at the end of such period the party in possession wishes to dispose of such documents, such party shall offer the other party such documents at such other party's expense.

          9.8. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Letter of Intent, dated June 13, 1996, between the Purchaser and CTI.

          9.9. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

          9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          9.11. Governing Law; Submission to Jurisdiction. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

          9.12. Third Party Beneficiaries. Nothing in this Agreement or any Ancillary Document is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.

          9.13. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

          9.14.  Publicity.

                 9.14.1. Except as otherwise agreed to by the parties hereto in writing, the parties hereto each agree to hold all information heretofore or hereafter obtained from the others or such party's advisers about the others in confidence and to use the information so obtained only for the purpose of effectuating the transactions contemplated hereby, except as may be otherwise required by law. Notwithstanding the foregoing, the Sellers acknowledge that the Purchaser is a public company and, as such, is required to make certain public disclosure, including, without limitation, the filing of reports with the Securities and Exchange Commission and the issuance of a press release with respect to the execution by the parties hereto of this Agreement. Notwithstanding the foregoing, the Purchaser acknowledge that CTI is a public company and, as such, is required to make certain public disclosure, including, without limitation, the filing of reports with the Securities and Exchange Commission and the issuance of a press release with respect to the execution by the parties hereto of this Agreement.

               9.14.2. After execution of this Agreement, the Purchaser with the consent of the Sellers, which consent shall not be unreasonably withheld, may, at its election, send a letter to the customers, suppliers, distributors and others who have a business relationship with the Sellers in connection with the Business inform-ing them, among other things, of such execution, and if the Purchaser so requests, the Sellers will cooperate with the Purchaser in connection therewith.

          9.15. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.

PHYSICIAN COMPUTER NETWORK, INC.


By:_____________________________


PCN SERVICES CORP.


By:_____________________________


CUSA TECHNOLOGIES, INC.


By:_____________________________


CUSA TECHNOLOGIES, INC.


By:_____________________________




RK & DR CONCEPTS, INC.
A/K/A VERSYSS DATA SYSTEMS

By:_____________________________


NEW BENCHMARK COMPUTER SYSTEMS,
INC.


By:_____________________________


BENCHMARK SYSTEMS MIDWEST, INC.


By:_____________________________


BENCHMARK COMPUTER SYSTEMS OF
SPRINGFIELD, INC.


By:_____________________________


MEDICAL COMPUTER MANAGEMENT,
INC.


By:_____________________________


HEALTHCARE BUSINESS SOLUTIONS,
INC.


By:_____________________________

HEALTHCARE BUSINESS SOLUTIONS OF
ARIZONA, INC.


By:_____________________________

NEW BENCHMARK COMPUTER SYSTEMS,
INC.


By:_____________________________


NEW BENCHMARK COMPUTER SYSTEMS
OF VA, INC.


By:_____________________________


PREFERRED HEALTH SYSTEMS, INC.


By:_____________________________


NEW ADVANCED SOLUTIONS OF
NEVADA, INC.


By:_____________________________


NEW SOURCE COMPUTING, INC.


By:_____________________________


NEW MEDICAL CLEARING CORPORATION


By:_____________________________



With Respect to Sections 7.13
and Section 7.14 only:


VERSYSS INCORPORATED


By:_____________________________


                        TABLE OF CONTENTS
                                                             Page

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1


1.   PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . .  2
     1.1. Sale of Assets.. . . . . . . . . . . . . . . . . . .  2
     1.2. Retained Assets. . . . . . . . . . . . . . . . . . .  4
     1.3. Instruments of Transfer. . . . . . . . . . . . . . .  5
     1.4. Delivery of Possession.. . . . . . . . . . . . . . .  6
     1.5. Consents to Assignment.. . . . . . . . . . . . . . .  6
     1.6. Collection of Accounts Receivable;
          Right of Endorsement.. . . . . . . . . . . . . . . .  7


2.   PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . .  8
     2.1. Consideration. . . . . . . . . . . . . . . . . . . .  9
     2.2. Adjustment to the Third Cash Payment.. . . . . . . .  9
     2.3. Allocations of Purchase Price. . . . . . . . . . . . 10


3.   ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . 10
     3.1. Assumption.. . . . . . . . . . . . . . . . . . . . . 10
     3.2. Limitations on Assumption. . . . . . . . . . . . . . 11
     3.3. Right of Enforcement and Settlement. . . . . . . . . 13


4.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . 16

5.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS . . . . . . 16
     5.1. Existence and Authority. . . . . . . . . . . . . . . 16
     5.2. Authorization of Agreement.. . . . . . . . . . . . . 17
     5.3. Effect of Agreement, Etc.. . . . . . . . . . . . . . 17
     5.4. Restrictions; Burdensome Agreements. . . . . . . . . 18
     5.5. Governmental and Other Consents. . . . . . . . . . . 18
     5.6. Financial Statements.. . . . . . . . . . . . . . . . 18
     5.7. Absence of Certain Changes or Events.. . . . . . . . 19
     5.8. Deferred Revenue Account.. . . . . . . . . . . . . . 20
     5.9. Accounts Receivable. . . . . . . . . . . . . . . . . 20
     5.10.Recent Payables. . . . . . . . . . . . . . . . . . . 21
     5.11.Title to the Assets; Absence of Liens and
          Encumbrances, Etc. . . . . . . . . . . . . . . . . . 21
     5.12.Contracts. . . . . . . . . . . . . . . . . . . . . . 22
     5.13.Patents, Trademarks, Copyrights, Etc.. . . . . . . . 27
     5.14.Real Estate Leases . . . . . . . . . . . . . . . . . 27
     5.15.Compliance With Laws.. . . . . . . . . . . . . . . . 29
     5.16.Litigation.. . . . . . . . . . . . . . . . . . . . . 31
     5.17.Customers and Suppliers. . . . . . . . . . . . . . . 31
     5.18.Labor Matters. . . . . . . . . . . . . . . . . . . . 32
     5.19.Books and Records. . . . . . . . . . . . . . . . . . 33
     5.20.Powers of Attorney.. . . . . . . . . . . . . . . . . 33
     5.21.Taxes. . . . . . . . . . . . . . . . . . . . . . . . 33
     5.22.Entire Business. . . . . . . . . . . . . . . . . . . 33
     5.23.Brokers. . . . . . . . . . . . . . . . . . . . . . . 34
     5.24.Inventory and Equipment. . . . . . . . . . . . . . . 34
     5.25.Disclosure.. . . . . . . . . . . . . . . . . . . . . 35


6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . 34
     6.1. Organization, Etc. . . . . . . . . . . . . . . . . . 34
     6.2. Authorization of Agreement.. . . . . . . . . . . . . 35
     6.3. Effect of Agreement, Etc.. . . . . . . . . . . . . . 35
     6.4. Governmental and Other Consents. . . . . . . . . . . 36
     6.5. Brokers. . . . . . . . . . . . . . . . . . . . . . . 36
     6.6. Disclosure.. . . . . . . . . . . . . . . . . . . . . 36


7.   POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . 36
     7.1. Further Assurances . . . . . . . . . . . . . . . . . 36
     7.2. Audited Financial Statements . . . . . . . . . . . . 37
     7.3. Accounts Receivable Report; Deferred Revenue Report. 37
     7.4. Non-Competition; Non-Disclosure. . . . . . . . . . . 38
     7.5. Enforcement of Rights. . . . . . . . . . . . . . . . 42
     7.6. Employee Matters.. . . . . . . . . . . . . . . . . . 43
     7.7. Software/Hardware Purchases. . . . . . . . . . . . . 44
     7.8. Use of Name. . . . . . . . . . . . . . . . . . . . . 47
     7.9. Termination of Reseller Agreements.. . . . . . . . . 47
     7.10.Service Arrangements . . . . . . . . . . . . . . . . 48
          7.10.1. Facilities . . . . . . . . . . . . . . . . . 48
          7.10.2. Other Costs. . . . . . . . . . . . . . . . . 49
          7.10.3. Other Services.. . . . . . . . . . . . . . . 49
     7.11.DecisionOne. . . . . . . . . . . . . . . . . . . . . 49
     7.12.Torrance Lease . . . . . . . . . . . . . . . . . . . 49
     7.13.Software Development Agreement . . . . . . . . . . . 50
     7.14.Systems Claim. . . . . . . . . . . . . . . . . . . . 51
     7.15.Virginia Lease . . . . . . . . . . . . . . . . . . . 52
     7.16.Automated Solutions of California. . . . . . . . . . 53


8.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 53
     8.1. Indemnification of the Purchaser . . . . . . . . . . 53
     8.2. Indemnification of the Sellers by PCN and the Purchaser 54
     8.3. Limitations on Indemnity . . . . . . . . . . . . . . 55
     8.4. Right to Defend, Etc.. . . . . . . . . . . . . . . . 57
     8.5. Tax Effect . . . . . . . . . . . . . . . . . . . . . 58


9.   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 58
     9.1. Expenses, Etc. . . . . . . . . . . . . . . . . . . . 58
     9.2. Survival of Representations and Warranties . . . . . 59
     9.3. Waivers. . . . . . . . . . . . . . . . . . . . . . . 59
     9.4. Definition of Knowledge. . . . . . . . . . . . . . . 59
     9.5. Binding Effect; Benefits . . . . . . . . . . . . . . 59
     9.6. Notices. . . . . . . . . . . . . . . . . . . . . . . 60
     9.7. Records; Assistance. . . . . . . . . . . . . . . . . 61
     9.8. Entire Agreement . . . . . . . . . . . . . . . . . . 61
     9.9. Headings . . . . . . . . . . . . . . . . . . . . . . 61
     9.10.Counterparts . . . . . . . . . . . . . . . . . . . . 62
     9.11.Governing Law; Submission to Jurisdiction. . . . . . 62
     9.12.Third Party Beneficiaries. . . . . . . . . . . . . . 62
     9.13.Severability . . . . . . . . . . . . . . . . . . . . 62
     9.14.Publicity. . . . . . . . . . . . . . . . . . . . . . 62
     9.15.Amendments . . . . . . . . . . . . . . . . . . . . . 63